UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2024

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850

Dallas, Texas 75201

(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on July 16, 2024, Beneficient (the “Company”) received a letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Staff”) indicating that the Company was no longer in compliance with the minimum stockholders’ equity requirement (the “Minimum Stockholders’ Equity Requirement”) for continued listing on The Nasdaq Capital Market (“Nasdaq”) pursuant to Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2,500,000 or meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations, which the Company does not currently meet. On August 30, 2024, the Company timely submitted a plan to the Staff to regain compliance with the Minimum Stockholders’ Equity Requirement (the “Plan”).

In connection with the Plan, on August 30, 2024, the Company, Beneficient Company Holdings, L.P. (“BCH”), Beneficient Company Group, L.L.C., the sole general partner of BCH (“BCH GP”), and Beneficient Holdings, Inc., the majority holder of the Preferred Series A Subclass 0 Unit Accounts (“Preferred A-0 Accounts”) of BCH (“BHI”), entered into that certain letter agreement (the “Letter Agreement”), pursuant to which BCH GP and BHI agreed to amend the Ninth Amended and Restated Limited Partnership Agreement of BCH, effective April 18, 2024 (the “BCH LPA”), on or before September 30, 2024 to provide for (i) the redesignation of fifty percent (50%) of the aggregate capital account balances in the Preferred A-0 Accounts as non-redeemable Preferred A-0 Accounts (such redesignated portion, the “Preferred A-0 Non-Redeemable Accounts”) and (ii) the remaining fifty percent (50%) of the capital account balances in the Preferred A-0 Accounts to remain redeemable (such remaining Preferred A-0 Accounts being the “Preferred A-0 Redeemable Accounts”), with the amendment and redesignation being applicable to all holders of the Preferred A-0 Accounts. As a result of the redesignation contemplated by the Letter Agreement, the Company expects approximately $125.5 million of temporary equity to be reclassified to permanent equity on the Company’s balance sheet on or before September 30, 2024.

Additionally, BCH GP and BHI agreed to further redesignate, on a pro rata basis, such additional amount of the aggregate capital account balances of the Preferred A-0 Redeemable Accounts into the Preferred A-0 Non-Redeemable Accounts on or before the end of the compliance period such that the Company regains compliance with the Minimum Stockholders’ Equity Requirement.

There can be no assurance that the Staff will accept the Plan or that the Company will be able to regain compliance with the Minimum Stockholders’ Equity Requirement or maintain compliance with other Nasdaq listing rules.

Forward-Looking Statements

Some of the statements contained in this Current Report on Form 8-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including but not limited to: our ability to cure any deficiencies in compliance with the Minimum Stockholders’ Equity Requirement or maintain compliance with other Nasdaq listing rules; our eligibility for additional compliance periods, if necessary, in which to seek to regain compliance with the Minimum Stockholders’ Equity Requirement; our ability to ultimately obtain relief or extended periods to regain compliance from Nasdaq, if necessary, or to meet applicable Nasdaq requirements for any such relief or extension; and risks related to the substantial costs and diversion of management’s attention and resources due to these matters, and the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer
Dated:	September 5, 2024